Exhibit 99.4
The Express Scripts-Medco Merger: A Partnership for Lower Costs
Chronic and complex diseases are a leading cost-driver in our health care system. Prescription medicines help millions of Americans, especially those with chronic and complex conditions, maintain a healthy lifestyle, preventing more costly medical problems. Nonetheless, managing prescription drug spending is a critical national challenge. PBMs use proven techniques that align the interests of pharmacists, physicians, payors and patients to lower the costs of prescription medicines. The Express Scripts-Medco combination will be able to do even more to save money for American families, businesses and the government.
More people with chronic and complex conditions create greater demand for prescription medicines:
•	Roughly 50% of U.S. population is under care for a chronic or complex condition[1]

•	Treatments for chronic and complex conditions represent 96% of drug costs in the U.S. and 75% of medical expenses[2]

•	For 88% of chronic and complex conditions, drugs are a first choice for medical management[3]

•	Poor management of chronic and complex conditions can lead to $350 billion in unnecessary healthcare costs annually[4]
Greater demand for prescription medicines means higher spending at a time of strained resources:
•	Prescription drug spending is projected to rise an average of 5.7% from 2011-2013[5], largely due to increasing demand from addressing chronic and complex conditions in an aging society

•	Trends in our nation’s health will also drive increased drug usage; by 2020, diseases associated with unhealthy lifestyle choices, such as diabetes, will become even more prevalent, further adding to the burden of other chronic conditions[6]
The Express Scripts-Medco combination will help lower costs:
•	Currently, Express Scripts and Medco are using proven techniques to help families and payors save billions of dollars each year on their prescription medicines: In 2010, the growth in prescription drug spending slowed to 3.5%, which CMS largely credits with the use of PBM tools such tiered copays and aligning incentives to stimulate the use of lower cost generic drugs[7]
•	A GAO report determined that PBMs provide plans with savings through mail order of about 27% and 53% for brand name and generic drugs, respectively[8]

•	According to PricewaterhouseCoopers, PBMs are on a trajectory to save Medicare and its beneficiaries an estimated $469 billion from 2006-2015[9]

•	In 2010, Medco’s generic prescription dispensing rate rose 3.5% to 71%[10], which drove incremental savings of $3.7 billion to Medco clients and members.[11] Express Scripts’ generic dispensing rate is 73.8%[12]

[1]	Medco Research Data, 2010

[2]	Ibid

[3]	Ibid

[4]	RAND Corporation Study, 2005; Institute for Health and Productivity Management; Medical Care. 2004 Mar; 42(3); 200-209

[5]	Health Affairs, National Health Spending Projections Through 2020: Economic Recovery And Reform Drive Faster Spending Growth, July 29, 2011

[6]	Medco 2011 Drug Trend Report, May 2011

[7]	Affairs, National Health Spending Projections Through 2020: Economic Recovery And Reform Drive Faster Spending Growth, July 29, 2011

[8]	GAO, “Federal Employees’ Health Benefits: Effects of Using Pharmacy Benefit Managers on Health Plans, Enrollees, and Pharmacies,” http://www.gao.gov/new.items/d03196.pdf, January 2003

[9]	PricewaterhouseCoopers, Medicare Part D:An Assessment of Plan Performance and Potential Savings, January 2007

[10]	Medco 2011 Drug Trend Report, May 2011

[11]	Medco Press Release, Medco Chairman and CEO David Snow Addresses Shareholders, Highlighting Another Year of Growth, Innovation and Substantial Client Savings — With More to Come, May 2011

[12]	Express Scripts Data, http://www.express-scripts.com/pressroom/informationresources/corporateoverview/ corporateOverview.pdf, accessed August 2011

The combined entity is expected to deliver $1 billion in savings13 and further lower drug acquisition costs and obtain deeper rebates from pharmaceutical companies for patients. They will achieve this by:
•	Improving efficiency across the system and encouraging the use of the most appropriate channels of distribution based on patient needs, i.e., retail for acute medications and mail order for treating chronic and complex conditions
•	In a letter to state governors earlier this year, HHS Sec. Kathleen Sebelius listed mail order as one way states could more effectively purchase drugs for their Medicaid programs[14]

•	Clients using Medco’s mail order pharmacy more than 40% of the time in 2008 saw absolute drug costs decline year-over-year — countering all effects of inflation and increased utilization[15]

•	Transitioning maintenance medication users to home delivery, where appropriate
•	Using our collective expertise to better manage the cost and care challenges associated with specialty medications, to provide doctors and patients with the information they need to make important and informed decisions, and to accelerate the research, development and deployment of innovative solutions
•	Encouraging the use of lower-cost medications when higher-cost medications generate no additional health benefit or are less effective could save $56.7 billion annually[16]

•	Ensuring medications are administered where they are most effective. For example, a study conducted by the Medco Research Institute found tamoxifen, a drug used to treat breast cancer, is ineffective in women who have certain genetic variations that affect how the drug is metabolized[17]

•	Distributing specialty medications using channels that also provide patient support, such as Express Scripts CuraScript specialty pharmacy, could deliver billions in additional savings[18]
•	Reducing the cost associated with non-adherence
•	Failing to take medications as prescribed leads to unnecessary and extraordinary hospital admissions, avoidable emergency room visits, additional physician visits, extra laboratory tests, additional therapy and other direct and indirect costs, including lost productivity in the workforce

•	Through their combined behavioral science and clinical approaches, the Express Scripts-Medco combination will improve adherence—helping to alleviate billions in waste annually[19]
•	Using our combined data to become vastly more effective at reducing fraud and abuse
•	PBMs monitor overall claims and detect patterns of potential abuse or fraud, enabling them to identify individuals who fill multiple prescriptions at multiple pharmacies as likely fraud candidates or flag a pharmacy whose claims sharply increase in a given period of time[20]
Cautionary Statement Regarding Forward-Looking Statements
This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such

[13]	New York Times Dealbook, Express Scripts to Buy Medco for $29 Billion, July 2011

[14]	HHS, “Sebelius outlines state flexibility and federal support available for Medicaid,“http://www.hhs.gov/news/press/2011pres/01/20110203c.html, February 3, 2011

[15]	Medco Data, 2010

[16]	ESI 2010 Drug Trend Report

[17]	Medco Research Institute, https://www.medcoresearchinstitute.com/community/oncology/tamoxifen, from study by Medco Health Solutions, Inc., and the Indiana University School of Medicine; presented at the 2009 American Society of Clinical Oncology (ASCO) Annual Meeting, May 2009bid

[18]	Express Scripts 2010 Drug Trend Report

[19]	Ibid

[20]	Ways and Means “Hearing on Improving Ways to Combat Health Care Fraud.” http://waysandmeans.house.gov/UploadedFiles/PCMASubmissionForTheRecord1.pdf, March 2, 2011

company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Additional Information and Where to Find It
In connection with the proposed merger, Express Scripts, Inc. will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger when they become available and any other relevant documents as well as any amendments or supplements to those documents, because they will contain important information.
You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, in the Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400.
Participants in Solicitation
Medco and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Medco in connection with the proposed merger. Information about the directors and executive officers of Medco and their ownership of Medco common stock is set forth in the proxy statement for the Medco 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2011. Information about the directors and executive officers of Express Scripts and their ownership of Express Scripts common stock is set forth in the proxy statement for the Express Scripts’ 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 21, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.